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Exhibit 99.1

News Release

FOR FURTHER INFORMATION:

COMPANY:		WEB SITE:
Martin Grossman Senior Vice President (317) 594-4207	Nancy Brown Director Corporate Relations (317) 594-4260	www.ittesi.com

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 17, 2003

ITT EDUCATIONAL SERVICES, INC. REPORTS
EPS INCREASED 35.7 PERCENT IN 2003 FIRST QUARTER

        INDIANAPOLIS, IN, April 17, 2003—ITT Educational Services Inc. (NYSE:ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that earnings per share ("EPS") in the first quarter of 2003 increased 35.7 percent to $0.19 compared to $0.14 in the first quarter of 2002. New student enrollment in the first quarter of 2003, excluding international enrollments and enrollments at two of its institutes that are gradually ceasing operations, increased 7.4 percent to 7,213 compared to 6,714 in the first quarter of 2002. As of March 31, 2003, total student enrollment, excluding international enrollments and enrollments at two of its institutes that are gradually ceasing operations, increased 4.7 percent to 31,966 compared to 30,528 as of March 31, 2002.

        Revenues in the first quarter of 2003 increased 13.8 percent to $122.4 million compared to $107.5 million in the first quarter of 2002. During the first quarter of 2003, operating income increased 38.7 percent to $13.7 million compared to $9.9 million in the same period of 2002. Operating margin increased 200 basis points in the first quarter of 2003 to 11.2 percent compared to 9.2 percent in the first quarter of 2002. Net income for the three months ended March 31, 2003 increased 35.5 percent to $8.7 million compared to $6.4 million in the same period of 2002. As of March 31, 2003, the company had $134.7 million in cash, cash equivalents, and marketable debt securities. During the first quarter of 2003, the company repurchased 1,050,000 shares of its common stock for approximately $28.0 million or at an average price of $26.63 per share. The company has approximately 4.24 million shares of its common stock authorized to be repurchased under its current stock repurchase program. During the three months ended March 31, 2003, the company had 46.0 million of fully diluted shares of its common stock outstanding. During the first quarter of 2003, the company purchased the land and buildings containing two of its institutes for approximately $7.6 million. Day Sales Outstanding ("DSO") as of March 31, 2003, decreased 31 percent to 6.7 days compared to 9.7 days as of March 31, 2002. In the first quarter of 2003, bad debt as a percent of revenue decreased 30 basis points to 1.6 percent compared to 1.9 percent in the same period of 2002. Deferred tuition revenue increased 26.3 percent to $98.3 million on March 31, 2003 compared to $77.9 million as of the same date in 2002.

ITT Educational Services, Inc.
5975 Castle Creek Parkway, N. Dr., P.O. Box 50466, Indianapolis, IN 46250
Telephone: (317) 594-9499

        In February 2003, the U.S. Department of Education ("ED") issued preliminary cohort default rates for the 2001 federal fiscal year. The 2001 preliminary cohort default rates for the company's institutes averaged 8.7 percent and ranged from a high of 12.7 percent to a low of 4.9 percent. The official 2000 cohort default rates for the company's institutes averaged 11.7 percent and ranged from a high of 17.5 percent to a low of 4.5 percent. An institution's cohort default rate is the rate at which borrowers scheduled to begin repayment on their student and parent loans under the Federal Family Education Loan Program and/or Federal Direct Loan Program in one year default on these loans by the end of the next year. An institution whose cohort default rate is (a) 25 percent or greater for three consecutive federal fiscal years loses eligibility to participate in the major federal student financial aid programs, or (b) greater than 40 percent for any single fiscal year loses eligibility to participate in all of the federal student financial aid programs.

        The company also reported that, on March 31, 2003, the court in the United States ex rel. Dan Graves and Susan Newman v. ITT Educational Services, Inc., et al. action issued a final judgment dismissing with prejudice all claims against the company and the other defendants for failure to state a claim. This action was filed in November 1999 in the U.S. District Court for the Southern District of Texas by two former company employees on behalf of themselves and the federal government. A more complete description of this action appears in the company's Form 10-K filed with the Securities and Exchange Commission. The former employees and the federal government have through May 30, 2003 to notify the court if they intend to appeal the judgment.

        In addition, the company announced that, in March 2003, the ED officially closed its investigation of whether the company's method of compensating employees involved in student recruitment is in compliance with the Higher Education Act of 1965, as amended. The ED closed its investigation without issuing any findings, and it formally withdrew and lifted all potential sanctions and limitations contained in an August 2000 letter which provided that, during the pendency of the ED's investigation, the ED would not approve any change of ownership, additional location, certification of initial or continuing eligibility, or extension of course or program offerings (such as raising the level of programs offered at an institution). In order to expedite the closure of the ED's investigation and the withdrawal of its August 2000 letter, the company paid the ED an immaterial amount.

        Rene R. Champagne, chairman and CEO of ITT/ESI said, "Our strong financial performance in the first quarter of 2003 that resulted in a 35.7 percent increase in EPS demonstrates that we were able to successfully navigate the challenges posed by high unemployment, softness in the technology sector and the effects of the war in Iraq on the national economy and consumer confidence. Our ability to increase new student enrollment by 7.4 percent in the first quarter is a testament to our 10-point growth strategy and the effectiveness of our marketing campaign. Lead generation in the first quarter was strong and our lead conversion rate continued to improve."

        "The 4.7 percent increase in total student enrollment in the first quarter was slightly less than the lower end of our goal to increase total student enrollment in the range of 6.0 to 8.0 percent," according to Champagne. "We believe that this primarily resulted from a record graduating class in March 2003 that was caused by the 19 percent increase in new student enrollment in the first quarter of 2001. Student attrition resulting from the call-up of military reservists to active duty in connection with the war in Iraq did not significantly reduce our total student enrollment. We believe that both causes are one-time events and that they will not have a material adverse effect on our financial condition or cash flows for the full year of 2003. We are proud of our students' service and look forward to making their re-entry into our institutes as easy as possible upon returning from the conflict."

        Champagne continued, "We excluded from our 2003 first quarter enrollment results the enrollment data for the two institutes that we announced in mid-December 2002 were gradually ceasing operations. For transparency purposes, the combined new student enrollment in the first quarter of 2003 at those two institutes was 20 compared to 104 in the first quarter of 2002. All 20 students re-entered the institutes after having previously withdrawn. As of March 31, 2003, the combined total student enrollment at those two institutes was 347 compared to 458 as of March 31, 2002."

        Omer Waddles, president and COO of ITT/ESI said, "As of April 7, 2003, a total of 44 ITT Technical Institutes were approved to offer bachelor degree programs. Our goal is to have 57 of our institutes approved to offer bachelor degree programs by December 31, 2003. To supplement new student enrollment at our bachelor degree colleges, we plan to continue offering up to five new classroom-based bachelor degree programs at each of those colleges. We have also developed and are in the process of obtaining the required regulatory approvals to begin offering at one or more of our institutes three additional degree programs in the fall of 2003, including: a classroom-based bachelor degree program in Digital Entertainment and Game Design; a classroom-based bachelor degree program in Software Engineering Technology; and an online master's degree program in business administration. We recently obtained state authorization to operate our 75th ITT Technical Institute in Duluth (Atlanta), Georgia, which will commence classes in June 2003. We are developing sites and seeking the requisite regulatory approvals to potentially commence classes in December 2003 at new institutes in Hilliard (Columbus), Ohio, and Eden Prairie (Minneapolis), Minnesota. We plan to open a new institute in Owings Mills (Baltimore), Maryland in the first half of 2004."

        Kevin M. Modany, senior vice president and CFO said, "Operating margin increased 200 basis points to 11.2 percent in the first quarter, primarily due to increased student enrollment, a 7.4 percent increase in the average revenue per student and our ability to leverage overhead costs. We reaffirm our goal of increasing operating margin in the range of 120 to 150 basis points in 2003 over our operating margin of 14.7 percent for full-year 2002. Our deferred tuition revenue increased by 26.3 percent to $98.3 million on March 31, 2003, which reflects continued improvement in our ability to accelerate the collection of tuition. We also believe that our 1.6 percent bad debt expense and DSO of 6.7 days are indicative of our improvement in tuition collection and lead the industry. As a result of the elimination of the Indiana gross receipts tax and an offsetting increase in the Indiana adjusted gross income tax rate, we experienced a 30 basis point reduction in our cost of sales and a corresponding 30 basis point increase in our effective tax rate."

        Champagne concluded, "Based on our strong financial performance in the first quarter of 2003, we are increasing our internal EPS goal for the full year of 2003 to a range of $1.16 to $1.19 from our previous goal of $1.14 to $1.18."

        ITT/ESI intends to conduct a conference call and a live Webcast open to the public today at 11:00 a.m. EDT to discuss this release. The Webcast may be accessed on ITT/ESI's web site, located at www.ittesi.com and will also be available for replay.

        Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon the current expectations and beliefs of the Company's management concerning future developments and their potential effect on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the Company's eligibility to participate in, student financial aid programs utilized by the Company's students; the results of the qui tam action brought under the False Claims Act, 31 U.S.C. Section 3730, in which the Company is a defendant which, if adversely determined, could result in a demand for repayment of federal student financial aid funds, trebled under the False Claims Act, and penalties; the Company's ability to hire and retain qualified faculty; effects of any change in ownership of the Company resulting in a change in control of the Company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of the institutes; the Company's ability to implement its growth strategies; receptivity of students and employers to the Company's existing program offerings and new curricula; loss of lender access to the Company's students for student loans; and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues	$122,399	$107,543
Costs and Expenses
Cost of educational services	71,732	65,886
Student services and administrative expenses	36,998	31,777

Total costs and expenses	108,730	97,663

Operating income	13,669	9,880
Interest income, net	448	487

Income before income taxes	14,117	10,367
Income taxes	5,435	3,960

Net income	$8,682	$6,407

Earnings per common share (a):
Basic	$0.19	$0.14
Diluted	$0.19	$0.14
Supplemental Data:
Cost of educational services	58.6%	61.3%
Student services and administrative expenses	30.2%	29.5%
Operating margin	11.2%	9.2%
Student enrollment at end of period	32,313	30,986
Technical institutes at end of period	74	70
Shares for earnings per share calculation (a):
Basic	45,014	46,148
Diluted	46,042	47,242

(a)
Earnings per common share and the number of shares in the prior period have been restated to reflect the two-for-one stock split declared on May 10, 2002 that became effective on June 6, 2002.

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2003 (unaudited)	December 31, 2002	March 31, 2002 (unaudited)
Assets
Current assets
Cash and cash equivalents	$106,451	$123,934	$95,307
Restricted cash	—	7,103	—
Marketable debt securities	28,264	25,671	15,510
Accounts receivable, net	9,162	8,973	11,560
Deferred and prepaid income tax	2,609	1,988	3,415
Prepaids and other current assets	8,232	5,597	12,609

Total current assets	154,718	173,266	138,401
Property and equipment, net	66,566	62,584	47,469
Direct marketing costs	10,555	10,609	10,483
Other assets	1,707	1,248	978

Total assets	$233,546	$247,707	$197,331

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$24,695	$18,162	$27,621
Accrued compensation and benefits	4,900	9,196	3,842
Other accrued liabilities	9,306	12,140	6,845
Deferred revenue	98,323	102,997	77,879

Total current liabilities	137,224	142,495	116,187
Deferred income tax	5,318	6,204	7,328
Minimum pension liability	8,041	8,041	3,022
Other liabilities	2,038	1,943	1,587

Total liabilities	152,621	158,683	128,124

Shareholders' equity
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $.01 par value, 150,000,000 shares authorized, 54,068,904 issued (a)	540	540	270
Capital surplus	45,014	40,393	39,394
Retained earnings	181,999	184,409	149,453
Accumulated comprehensive income	(4,888)	(4,888)	(1,837)
Treasury stock, 9,293,599, 8,986,267, and 8,279,056 shares (a), at cost	(141,740)	(131,430)	(118,073)

Total shareholders' equity	80,925	89,024	69,207

Total liabilities and shareholders' equity	$233,546	$247,707	$197,331

(a)
The number of shares in the prior period have been restated to reflect the two-for-one stock split declared on May 10, 2002 that became effective June 6, 2002.

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2003	2002
Cash flows provided by (used for) operating activities:
Net income	$8,682	$6,408
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,416	5,262
Provision for doubtful accounts	2,002	2,063
Deferred taxes	(1,507)	403
Increase/decrease in operating assets and liabilities:
Marketable debt securities	(2,593)	25,558
Accounts receivable	(2,191)	(944)
Direct marketing costs	54	37
Accounts payable and accrued liabilities	(493)	11,220
Prepaids and other assets	(3,094)	(5,201)
Deferred revenue	(4,674)	727

Net cash provided by (used for) operating activities	1,602	45,533

Cash flows provided by (used for) investing activities:
Facility purchases	(7,641)	—
Capital expenditures, net	(1,757)	(3,138)

Net cash provided by (used for) investing activities	(9,398)	(3,138)

Cash flows provided by (used for) financing activities:
Purchase of treasury stock	(27,958)	(24,551)
Exercise of stock options	11,168	8,299

Net cash provided by (used for) financing activities	(16,790)	(16,252)

Net increase (decrease) in cash, cash equivalents and restricted cash	(24,586)	26,143
Cash, cash equivalents and restricted cash at beginning of period	131,037	69,164

Cash, cash equivalents and restricted cash at end of period	$106,451	$95,307

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  Exhibit 99.1